Exhibit 99.1

Gryphon Digital Mining Adds Operational Expertise, Names Steve Gutterman as Chief Executive Officer, Jimmy Vaiopoulos as Chairman

Rob Chang and Brittany Kaiser continue their leadership as Directors, along with Heather Cox, Jessica Billingsley and Dan Tolhurst.

Las Vegas, NV — September 19, 2024 -- Gryphon Digital Mining, Inc. (Nasdaq: GRYP) (“Gryphon” or the “Company”) a bitcoin mining company that is focused on becoming the leader in low-cost, environmentally sustainable operations, announced today that Steve Gutterman has been appointed as Chief Executive Officer and Jimmy Vaoipoulos as Chairman of the board of directors (the “Board”).

Mr. Gutterman becomes CEO after serving as a member of the Gryphon Board and the Chair of its Audit Committee. Prior to his appointment. Mr. Gutterman has built, led, acquired and invested in market-changing companies for almost 30 years. He has driven aggregate annual revenue growth of over $700 million across multiple companies, led or co-led 92 M&A transactions spanning various industries and deal sizes, and spearheaded initiatives that increased market capitalization by more than $7 billion.

Said Mr. Gutterman, “I am honored to be Gryphon’s new CEO, and I am incredibly excited by the untapped potential within our company. We have all the tools in place to grow rapidly: a world class team of executives and Board members, engaged shareholders, market leading efficient operations and a platform that we believe will allow us to add capital and accretive acquisitions. By putting these pieces together and focusing on execution, we hope to propel Gryphon forward and create substantial value for our stakeholders.”

Mr. Gutterman’s previous roles include: President of Harvest Health & Recreation Inc. (CSE: HARV), since acquired by Trulieve (CSE: TRUL) to form the then-largest cannabis company in the US as measured by revenue, E*TRADE Financial (Nasdaq: ETFC), where he was EVP and COO of E*TRADE Bank, CEO of GeoPoll, a market research company and Managing Director of MBH Enterprises, a private equity company focused on technology and infrastructure. Mr. Gutterman holds a JD/MBA from Columbia University and a BA from Tufts University.

Mr. Gutterman replaces Rob Chang, who remains on the Board as a Director.

Joining the Board as Chairperson is Jimmy Vaiopoulos. Mr. Vaiopoulos is a Partner, CFO and Co-Founder of Stack Capital Group Inc., a TSX listed issuer that invests in some of the most sought after innovative private late-stage tech companies. Previously, he was the CFO and Interim CEO of Hut 8 Mining, one of the earliest and largest publicly-listed bitcoin miners in the world. He also worked as the CFO of UGE International Ltd., a solar developer based in New York City. He began his career at KPMG in both Audit and Deal Advisory. Mr. Vaiopoulos will focus on identifying and evaluating acquisition and growth opportunities. Mr. Vaiopoulos assumes the role of Chairperson from Brittany Kaiser. Ms. Kaiser, along with Heather Cox, Jessica Billingsley and Dan Tolhurst remain on the Board as directors.

Said Mr. Gutterman, “I can’t say enough about our team. We are grateful to Rob and Brittany for their contributions as CEO and Chairman, respectively, and we are excited to continue to work with them as Board members. Jimmy is a recognized industry leader who bring gravitas and expertise to Gryphon. He joins our existing team to form an outstanding group that knows how to identify accretive opportunities and drive those opportunities to completion.”

About Gryphon Digital Mining

Gryphon Digital Mining, Inc. is an innovative venture in the bitcoin space dedicated to helping bring digital assets onto an environmentally responsible energy grid. With a talented leadership team coming from globally recognized brands, Gryphon is assembling thought leaders to improve digital asset network infrastructure. Its Bitcoin mining operation in the northeastern US was recently independently certified as 100% carbon-neutral and the company is also pursuing a carbon-negative strategy. More information is available on https://gryphondigitalmining.com/.

Conference Schedule:

●	LD Micro Main Event XVII in Los Angeles, CA on October 28th – 30th

Cautionary Statements Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on management’s current expectations and assumptions about future events and financial results and are based on currently available information as to the outcome and timing of future events. The forward-looking statements speak only as of the date of this press release or as of the date they are made. Except as otherwise required by applicable law, Gryphon disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Gryphon cautions you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Gryphon. In addition, Gryphon cautions you that the forward-looking statements contained in this press release are subject to the risks set forth in our filings with the Securities and Exchange Commission (the "SEC"), including the section titled “Risk Factors” in the Annual Report on Form 10-K filed with the SEC by Gryphon on April 1, 2024.

INVESTOR CONTACT:

Name: James Carbonara

Hayden IR

Phone: (646)-755-7412

Email: james@haydenir.com